EXHIBIT 99.1

BIOGRAPHICALS

Robert “Steve” Owens, Age 65, Prospective Director.

Subject to the closing of the above described transaction, Mr. Owens will act as the chairman of the board and one of three directors of Transglobal Mining Corp. In such capacity, he will devote such time as necessary to such position and may also be designated to act as a part-time principal officer in the company.  At present, Mr. Owens is retired from full-time employment, but is acting independently to engage in various oil and gas investment or development activities from his prior experience in the oil and gas industry.  Mr. Owen, as a director and potential officer in a public company, will follow and observe carefully any conflict of interest or corporate opportunity guidelines as established by the company to separate any independent or individual oil and gas activities from those legitimately belonging to the company.  Mr. Owens has been substantially retired from full-time employment since approximately 2000.  Prior to this period, he acted as president/CEO of Tri-Petroleum, a privately held oil and gas development company, from approximately 1985 to approximately 1997.  During the same period of time, he was also engaged in funding and product development in Owens Research, Inc., an independent private effort engaged in product development.

Robert J. Morley, Age 62, Prospective Director.

Subject to closing, Mr. Morley intends to engage in, on an as needed basis, serving the company as a director.  Mr. Morley may also consider and accept appointment as a part-time officer in the company as may be requested.

From 1993 to the present, Mr. Morley has been president and director for Petro Consultants, Inc. which acts generally as an advisory company for capital formation to start-up oil and gas development companies, including securities listings and marketing.   From 1985 to 1987 Mr. Morley was the national marketing director for Adaptive Communications Systems, Inc., a privately held entity a private telecommunications company.  From 1987 to 1990, he served as a wholesaler for Huntington Energy Corporation, a private oil and gas development company.  Over the past 30 years, Mr. Morley has had experience working on the board or as an officer for various public companies, including Arena Resources, Inc. and Bio-Magnetic Diagnostics, Inc. and has experience as a CFO and CEO within these companies and other private and public companies.  He has gained experience through these executive positions in registration, operations, and financing for both public and private entities.

Mr. Morley will agree to follow whatever conflict of interest and corporate opportunity guidelines as are established by the public company and to separate his other independent or individual oil and gas activities from his services on the board.  Mr. Morley is a 1969 graduate of the California State University at Chico.

Michael F. Harland, Age 64, Prospective Director.

Subject to closing, Mr. Harland intends to engage in, on an as needed basis, serving the company as a director.  Mr. Harland may also consider and accept appointment as a part-time officer in the company as may be requested.

From 1985 to the present, Mr. Harland has served as a senior investment associate for Casey Development, Inc., a privately held real estate development and brokerage entity in San Diego, CA.  Previous to this period of service, he has acted as a CFO, director and executive officer, and partner in various privately held companies, including Stanton Energy, Inc.  Mr. Harland will follow guidelines established by the company as to conflict of interst and corporate opportunity in accepting a position as a director of the company.  He may also consider serving the company on a part-time executive basis as an officer as may be requested.